EXHIBIT 10.27

November 10, 2025

Kym Maas-Lahr

Dear Kym,

Congratulations! We are pleased to confirm the details of your title change to the position of President, Lands’ End Consumer & Chief Creative Officer. In this role you will continue to report to Andrew McLean, CEO. We believe the future of Lands’ End will provide us with many opportunities for growth, and the company is well positioned for continued success.

The annualized base salary for this role remains $525,000 (less applicable withholdings and deductions) paid in bi-weekly payments in accordance with the Company’s normal payroll practice. Any future increases will be determined based on several factors, with performance typically being the most significant factor.

Continued participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with your current annual target incentive opportunity of up to 75% of your eligible earnings. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results and is payable at Lands’ End’s discretion. Your incentive opportunity is subject to the terms and conditions of the Company’s Annual Incentive Plan, as updated at the sole discretion of Lands’ End, from time to time. You must be an active employee at the time of the payout to receive the bonus.

As a member of the Lands’ End senior team, it is our intent to continue to offer a target long-term incentive opportunity of 110% of your annual base salary for future annual long-term incentive awards. Further details regarding future LTI awards will be provided following approval by the Compensation Committee.

Your primary work location will remain at our New York Office located at 12 West 31st Street, 12th floor, New York, NY 10001. All required business-related travel to our Corporate Headquarters in Dodgeville, WI and other company locations will be at the company’s expense and subject to Lands’ End’s applicable Travel & Entertainment Employee Expense Policy.

All other terms and conditions of your employment, including but not limited to the terms and conditions of your Executive Severance Agreement (ESA) dated January 9, 2023, remain unchanged, and this letter supersedes all communications, both verbal and written, relating to your title change.

While the terms and conditions of the ESA will govern, here is a summary of some of the items covered by the ESA: If your employment with Lands’ End is terminated by Lands’ End (other than for Cause, Death or Disability) or by you for Good Reason (as defined in the ESA), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, reduced by any interim earnings you may otherwise receive. Under the ESA, you agree, among other things, not to disclose confidential information and, for eighteen (18) months following termination of employment, not to solicit our employees. You also agree not to aid, assist, or render services for any ‘Lands’ End Competitor’ (as defined in the ESA) for twelve (12) months following termination of employment, to the extent allowed by applicable laws. The non-disclosure, non-solicitation, and non-compete provisions apply regardless of whether you are eligible for severance benefits under the ESA.

We look forward to leveraging your knowledge, experience, and leadership as we continue our brand journey. If you have any questions, please let me know.

Sincerely,

/s/ Kelly Ritchie /s/ Kym Maas-Lahr

Kelly Ritchie Agreed and Accepted

Chief Human Resources Officer Kym Maas-Lahr